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                             CONTRIBUTION AGREEMENT

         THIS AGREEMENT is entered into as of this 9th day of June, 1997 by and between Cyrk, Inc., a Delaware corporation (the "COMPANY"), Eric Stanton and Allan Brown (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").

                                    RECITALS:

WHEREAS, the Company has acquired Simon Marketing, Inc. ("SIMON") pursuant to that certain Merger and Stock Purchase Agreement by and between the Company, Simon, the Shareholders and the other parties named therein dated as of May 7, 1997.

WHEREAS, pursuant to the Company's 1997 Acquisition Stock Plan, Fred Lane (the "OPTIONEE") has entered into a Non-Qualified Stock Option Agreement with the Company of even date herewith which grants the Optionee an option to purchase 100,000 shares of the Company's common stock, par value $.01 (the "OPTION").

WHEREAS, the Shareholders desire that the Option be granted to the Optionee and in order to induce the grant of such Option, each Shareholder wishes to contribute to the capital of the Company 10,000 shares of the Company's common stock, par value $.01, held by such Shareholder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. CONTRIBUTION. Each Shareholder does hereby contribute, convey, transfer, assign and deliver to the capital of the Company all of his right, title and interest in and to 10,000 shares of the Company's common stock, par value $.01 (the "CONTRIBUTED SHARES").

         2. INSTRUCTION LETTER. Each Shareholder shall provide an instruction letter (the "INSTRUCTION LETTER") to Boston EquiServe, the transfer agent for the Company (the "TRANSFER AGENT"), in substantially the form shown on EXHIBIT A attached hereto, transmitting each


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Shareholder's stock certificate with executed stock power, representing the total number of shares of the Company's Common Stock held by such Shareholder, to the Transfer Agent and instructing the Transfer Agent to record the contribution of the Contributed Shares by him, in exchange for replacement certificates to be issued to each Shareholder representing the balance of the shares not contributed to the Company.

         3. FURTHER INSTRUMENTS. The parties hereby agree to execute all such instruments of transfer and other documents as may reasonably be necessary in order to transfer more fully and effectively the Contributed Shares.

         4. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the Company and the Shareholder and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         5. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall together constitute one and the same instrument, and shall become effective when the counterparts have been signed by the Shareholders and the Company. One or more counterparts may be delivered via telecopier, and any such telecopied counterpart shall have the same force and effect as an original counterpart.



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         IN WITNESS WHEREOF, the Company and the Shareholders have executed this
Agreement as of the date first above written.




                                        CYRK, INC.


                                        By: /s/ Ted  L. Axelrod
                                            -----------------------------------
                                            Ted L. Axelrod,
                                            Executive Vice President



                                            /s/ Eric Stanton
                                            -----------------------------------
                                            Eric Stanton



                                            /s/ Allan Brown
                                            -----------------------------------
                                            Allan Brown





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                                    EXHIBIT A


                                  See attached.